Exhibit 99.1

Contact:	Craig Nesbit, (630) 657-4208	FOR IMMEDIATE RELEASE
Craig.Nesbit@exeloncorp.com
Bill Harris, (361) 578-2705
Williamp.harris@exeloncorp.com

Exelon to Seek Early Site Permit for Texas Location

VICTORIA, Texas (June 30, 2009) – Exelon will seek an Early Site Permit (ESP) for its proposed Victoria, Texas, nuclear plant site rather than a combined construction and operating license, the company announced today.

The change in licensing strategy allows Exelon to continue with some aspects of site evaluation and approvals while deferring a decision on construction and technology choices for up to 20 years.

The decision was brought about by uncertainties in the domestic economy, the limited availability of federal loan guarantees and related economic considerations. Some visible site activity may continue, but planned major pre-construction work such as road upgrades and site preparations will be deferred.

“We are not leaving Victoria, but we are ramping back our schedule for decision-making,” said Exelon’s Senior Vice President for New Business Development Thomas S. O’Neill. “We have made many friends in Victoria, and the site south of the city is a good location for a new plant. But today’s economic realities compel us to defer any decision on construction for a while.”

Under the ESP process, the Nuclear Regulatory Commission undertakes an evaluation of site safety, environmental impact and emergency planning regarding a proposed nuclear plant. By issuing an ESP for a specific site, the NRC is certifying that the site satisfies the criteria in those evaluation areas. If the company later chooses to pursue construction, the ESP becomes part of the combined construction and operating license application, which requires a separate review and approval by the NRC.

Exelon has informed the NRC that the company will not submit a revision to the combined construction and operating license application submitted in September 2008, but will pursue an ESP instead. Much of the research and data gathering already performed for that application will be used for the ESP application submittal.

The ESP submittal, scheduled for late this year, or early 2010, would be Exelon’s second. In 2007, Exelon received the first Early Site Permit ever issued by the NRC, for an existing plant site in DeWitt County, Illinois.

Exelon Corporation is one of the nation’s largest electric utilities with approximately $19 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to approximately 485,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.